Rental agreement
- No business protected lease

between

K/S Industrial Park II, Ballerup
c/o Danish Financia A / S
Rosenvængets Highway 6
2100 Copenhagen
(Landlord)

and

Cometas A/S
Lerhøj 10
2880 Bagsvaerd
(Tenant)

Table of Contents

COMMERCIAL LEASE
- No business protected lease

First The Parties

Between K/S Industrial Park II, Ballerup
c / o Danish Financia A/S
Rosenvængets Highway 6
2100 Copenhagen
CVR no: 25807952

hereinafter called the landlord

and Cometas A/S
Lerhøj 10
2880 Bagsvaerd
CVR no: 25121031

hereinafter called the tenant

is hereby entered into the following lease:

Second The rented location and extent

2.1 The lease is located Industriparken 22C, 2750 Ballerup.

The lease consists of the following areas:

Office 938 m2
Warehouse 2,316 m^2

A total of 3,254 m2

- See the drawing of the premises as appendix 1

Tenant agrees that there may be minor deviations (+ / - 5%) in the above area.

Around the property there is parking available for free.

Third The premises being used

3.1 The premises shall be used for warehouse and production with associated administration and shall not, without Lessor's prior written consent be used for other purposes.

Landlord has been informed by Dong that the property is equipped with 1,200 amperes.

3.2 The tenant says that the lessee of the premises is operating a business which continued location of the property is not of major importance and value of the company. The lease is therefore not covered by Enterprise Rent Act § 62

3.3 The premises must not be used in such a way that odor, noise, vibration or similar are causing nuisance for the property, other users or neighbors, and neither on, in or by the premises hazardous (including flammable) or pollutant substances must be stored or deposited

Outside areas must not be used for storage or otherwise, unless expressly agreed in this contract.

Outside area for setting of refrigeration and ventilation (approx. 60 m^2) can be established at the property's east side (on the left side of the lease). Whether to be paid rent of this land must be settled by the owners' association, and by 1 August 2011. Tenant is willing to pay a reasonable rent for this area.

3.4 The premises shall not, without Lessor's prior written consent be used for a company that is not subject to VAT or to a company that changes the property's tax depreciation basis.

3.5 Lessor warrants that the premises at the beginning of the lease may lawfully be used for purposes as specified in section. 3.1.

3.6 The tenant is responsible for the actual use of the premises during the tenancy and that it is in accordance with the relevant applicable law, other government regulations and with respect of the property thing called easements, so that any and all liability in this regard compared to others, including public authorities, is extraneous to the landlord

4th Tenancy and termination

4.1 The lease commences on 1.8.2011.

4.2 The lease is irrevocable for 10 years from the landlord's side from 1.8.2011 and is irredeemable by lessee for 5 years from 1.8.2011. The lease can be terminated with 6 months notice by first in a month.

4.3 The tenant is not entitled to compensation if the lease is terminated as a result of tenant default.

5th Amount of rent and regulation

5.1 The rent is exclusive. VAT: DKK 1,525,100.00

The rent paid proportionately prior to each of the 1.1, 1.4, 1.7 and 1.10, the first time on 1.8.2011, due for the period 1.8.2011-30.9.2011.

Tenant has no immediate need for the whole area and the parties have agreed only to pay rent for the 1,969 m2 up to and including 31.7.2012, equivalent to a rent in the first year of DKK 890,800.00. It is further agreed that with respect to 469 m2 of office section continues hiring freedom up to and including 30.4.2013, equivalent to a rent reduction during the period of DKK 246,225.00.

Every year first time by the first August, starting on 08.01.2012, the rent is regulated without specific notice of the annual rent by the percentage change in net price index from June the preceding year to June, prior to the adjustment date, however, regulated rent with a minimum of 3%.

The annual rent adjustments can be calculated using the following formula:

$$\frac{\text{Yearly rent (old) x new index}}{\text{old Index}} = \text{yearly rent (new)}$$

If the above index is no longer being used, rents are regulated in accordance with the development of another existing or new corresponding index or if one does not exist, according to principles that are calculating the net price index as closely as possible.

5.2 The tenant may not demand rent reduced to an amount that is lower than the initial rent.

6th Operating

6.1 In addition to the rent the tenant pays a proportionate share of the property's annual operating expenses, including property tax, land tax and contribution rates, property insurance and all other taxes and contributions of any kind, including any taxes, resulting from the operation and / or consumption, including water and drainage charges, environmental charges, sewer charges, refuse contributions road contribution, insurance premiums for the premises, contribution to the fire service, contribution or purchase of equipment for civil defense measures. The cost of the property's operation also includes the upkeep of the property's surrounding areas, including snow

removal and salting as necessary on roads and parking areas, and the property's common areas. Joint water and electricity, incl. the associated charges of any kind, such as administration, caretaker and refuse collection. Expenditure and the estimated amount of each expense on the premises shown in Annex 2

The tenant's share is calculated proportionately by area.

The leased area is 3,254 m² of the apartment owner's total area of 6,255 m².

Apartment Owner's share of owners' association is 6048/32928.

In the period up to and including 31.7.2012 calculate the rental share of operating costs in relation m2/6.255 1,969 m2.

In the period from 1 8.2012 until 30.4.2013 calculate rental share of operating costs in the ratio 2,785 m² / 6,255 m².

6.2 The landlord points out that in Annex 2, the cost is estimated. All elevations of any kind as well as new, unknown costs will be incurred. All expenses VAT.

6.3 Tenant's share of these expenses paid on account of DKK 112,263.00 per. quarter. The amount paid by Lessor instructions along with the rent. The amount is provisionally assumed, and the landlord is entitled to 6 weeks notice to increase the deposit based on the occurrence or anticipated increases in the costs shown.

In the period up to and including 31.7.2012 paid DKK 67,930.50 per. quarter.

During the period from 1.8.2012 until 30.4.2013 paid DKK 96,082.50 per. quarter.

6.4 Accounting for the aforementioned costs prepared once a year. The accounting period is from 01.01 to 31.12.

6.5 Tenant is within 14 days after receipt of accounts eligible to receive what has been paid too much on account for the year, and is similarly obliged within 14 days of receipt to settle any additional equivalent.

7th Consumption Accounting (heat and water, etc.)

7.1 Lessor shall provide the premises with heat and hot and cold water. Tenant shall pay to landlord besides the rent a yearly rent of produced heat and hot water accorrding to accounts, including water and water abstraction charges, which also includes the following expenditure items:

Fuels, including impact fee, user charge (load fees) and any other expenses charged in connection with the supply of district heating to the property.

Electricity, care, ie person responsible for heating, phone for the person responsible for heating, Engineering Supervision, etc., repair of all equipment and connections, etc., including spare parts, tools and innovations.

Provisions for renewal of heating systems. Assigning calculated at DKK 25, - pr. meters above ground for heating. Amount is indexed, cf. section. 5.1.

Cleaning, pickling, etc., the plant's water supply, heating of the joint locations. Meter Service and preparation of hot records.

The tenant's share is calculated proportionately by area. The leased area is 3,254 m² of the apartment owner's total area of 6,255 m². Apartment Owner's share of ownership is scheme is 6048/32928.

In the period up to and including 31.7.2012 calculate the rental share of consumption expenditure ratio m2/6.255 1,969 m2.

In the period from 1 8.2012 until 30.4.2013 calculate rental share of consumption expenditure ratio 2,785 m² / 6,255 m².

Landlord recalls that in Annex 2, the cost is estimated. Appendix 2 does not include expenses that are not known at the conclusion of this Agreement, which expenses tenant is also liable to pay.

7.2 Consumption accounts compiled yearly. The accounting period is from 01.01 to 31.12.

7.3 Tenant's share of these expenses paid on account of DKK 93,552.50 per. quarter.

NB! The parties agreed that for the office portion (469 m2) full a'conto is paid while in the hall area (1,500 m2) an a'conto equivalent to 20% is paid. A'conto payment will be finally determined when there are readings of heat / and consumption.

In the period up to and including 31.7.2012 an amount of DKK 22,108.75 is paid per quarter.

During the period from 1.8.2012 until 30.4.2013 an amount of DKK 26,800.75 is paid per quarter.

The amount is paid by Lessor instructions along with the rent. The amount is provisionally estimated, and the landlord is entitled 6 weeks notice to increase the amount on account based on the occurrence or anticipated increases in the costs shown.

7.4 Enterprise Rent Act Chapter 9 is applicable to the tenancy, however, it is pointed out that that consumption accounts include costs besides fuel.

7.5 Cost of electricity, including overheads, of the premises paid by the tenant directly to the utility under separate meter. The tenant is obliged to register with the utility company as an independent user.

The same is the case with consumption of water and the like, if self-registration and measurement is possible. If separate meter is installed in the lease is the lessor that is liable to provide setup and paying the meter.

7.6 Tenant is made aware of the consequences of Act No. 485 of 12 June 1996about promoting energy and water savings in buildings which tenants lease more than 1,500 m² subject to specific obligations with respect to the production of energy level and energy, etc. on the premises. Any expenses resulting from tenant's fulfillment of these obligations is irrelevant to the lessor

8th Maintenance and cleaning

8.1 All cleaning and maintenance of the leased premises and the responsibility is carried by the tenant.

The tenant is required to maintain the flooring and the like, locks, keys, fittings, windows, taps, cisterns, toilet bowls with seat, sinks, doors, partitions, fixtures, etc., electrical installations, fixtures and lamps of all kinds and to purification of water traps at drain.

The tenant is also liable for the rental period to make whitewashing, painting and wallpapering and paint the floors to the extent necessary to maintain the tenancy condition so that when moving nothing appear in a worse condition than when moving in.

8.2 The landlord has the right to examine the premises 1 annually to ascertain the tenancy condition. The landlord must give the tenant a notice of 1 week before the examination is made.

8.3 The exterior maintenance of the leased lies on the landlord. If the landlord does not comply with its maintenance obligations, the tenant has the right to remedy defects / perform maintenance and offset the costs in future rent payments.

8.4 Disposal of tenant commercial done by the tenant's own actions and the tenant.

9th Lease acquisition and delivery

9.1 The lease will be taken over as is. Tenant and landlord take pictures of the lease and photographing the images attached to this contract as Annex 3

9.2 Dispose of tenancy not effected before pm. 12.00 on departure day, the tenant is obliged to replace landlord rent payments and other benefits under this Agreement in the passage of time the lease is returned in a contractual condition. Any defects found after the tenant has returned all keys, is being repaired by the landlord for the tenant's expense.

If the tenant on departure day / time has not removed his belongings from the rented premises, the landlord is entitled to dispose of them to the tenant. The landlord, however, shall have given notice to the tenant specifying a reasonable time, which must have elapsed without the tenant removed her belongings. Tenant is also obligated to pay rent until the removal has taken place and replace the landlord any loss on this occasion, for example loss of rent and compensation to another tenant.

Tenant convenes landlord for a delivery business,that must be implemented by the end of time. During the delivery business the tenancy must be walked through for determining deficiencies and possible lack of renovation. A relocation report must be prepared and shall be signed by both parties.

9.3 If the tenant vacates the lease during the consumption reporting period, see section. 7.2, the tenant will be charged a fee for meter readings.

10th Conversion, alteration and regulatory requirements, etc.

10.1 Changes in the premises must only be carried out with Lessor's written consent. The tenant has the landlord reasonably justified directions right to make installations and upgrades, when changes are made to satisfy the demands of a public authority for contractual use of the premises.

10.2 Has the tenant made changes to the premises, the tenant is required to restore the premises at lease termination unless the landlord in writing, has waived this requirement. The landlord may require the tenant before a change is made, to pay a reasonable deposit as security for restoration duty.

10.3 All costs associated with the above actions are paid by the tenant who is obliged to obtain all regulatory approvals, and ensure that any conditions of approval are being met.

10.4 Landlord may require signage, etc. on the property according to a landlord prepared sign plan, which may include common reference signs. The cost of the provision and ongoing maintenance of this sign plan and all activities executed is a common expense included in the trading account.

11th Deposit

11.1 As security for the tenant's fulfillment of all obligations under this contract, including obligations upon vacation, DKK 445,400.00 + VAT is paid at the time of signing the contract, equivalent to 6 months' rent as plain deposit.

The parties agreed that the tenant shall deposit a bank guarantee until the tenant gets released his deposit in his previous lease, after which the bank guarantee released and deposit will be converted to a cash deposit.

The provided deposit is allowed to stand until the tenant's moving out, and is released only after the termination of its lease is made final settlement and settlement between the parties, including with regard to heat and operations, and tenant proves that all consumption taxes are paid.

11.2 Lessor shall have the right to continuously increase the deposit as rent increases, equivalent to an amount equal to 6 months' current rent.

11.3 Deposit is not remunerated.

12th VAT

12.1 This property is voluntarily registered for VAT and all tenant allowances underthis contract subject to VAT.

12.2 VAT is a money liability of the tenancy and paid simultaneously with the benefits provided by this contract.

13th Signage

13.1 Placing of signs, neon signs, radio and television antennas or similar on the outside of the building or common areas and placement of awnings and the like on the outside of the building shall be subject to Lessor's prior written consent.

13.2 If such consent, the tenant is personally responsible for ensuring that the placement is consistent with the resting on the property easements and public authorities' requirements, and tenant have to bear any costs in connection with the installation of such items.

13.3 Upon moving out, the tenant removes the installed and any trace if the landlord demands it.

13.4 The landlord may require the tenant to pay premium for a landlord's

insurance policy against damage to third parties or property resulting from the installation.

14th Insurances

14.1 Building fire insurance and other usual building insurance are underwritten and held by virtue of landlord and tenant reimburses proportionately all insurance premiums.

14.2 Tenant has self-maintenance obligation in respect of glass and sanitation in the premises and bear all risks of damage to the environment. Any insurance coverage for this risk is established by the tenant's action and for his account, like any insurance on tenant's business, including furniture, fixtures and inventory, the landlord intruders.

15th Subletting and disposal etc.

15.1 The tenant has sublet part.

15.2 The tenant has not disposal right.

16th Contract Costs

16.1 The cost of this contract shall be paid as follows:

16.2 In the case of lawyer involvement each party pay his lawyer.

17th Registration etc.

17.1 The tenant is entitled to his own measure to let her copy of this lease thing bright, since the lease respecting the present and future mortgages and easements and any property, land development and / or division into condominiums.

17.2 At the end of the lease the tenant must deliver a written notice to the landlord in order to serve as sufficient authority to request the lease removed from the land register.

17.3 The cost of land register is held by the tenant. The cost of cancellation shall also be borne by the tenant.

18th General Provisions

18.1 To the extent otherwise agreed or required by this contract, the provisions in the agreement were valid according to Erhvervslejelov.

18.2 Any dispute arising in connection with this lease shall be governed by the Housing Court, pursuant to Business Lejeloven § 76

18.3 Until this lease is signed by both parties, it is considered as an offer and the right to the rent reserved.

Appendix:

The following attachments are part of this lease and the tenant agrees in signing to be made familiar with the contents:

Attachment 1: Drawing of the rented
Appendix 2: Operations Accounting and consumption accounts
Exhibit 3: Photos of the rental booth at the acquisition
Appendix 4: Ministry of Housing's checklist

Copenhagen, Bagsvaerd, the

As a landlord: As a tenant:

______________________________ ______________________________

K / S Industrial Park II Cometas A/S

Appendix 1

Appendix 2

Appendix 3

Appendix 1

~~Bilag 1~~

Plantegninger


Kontor
Mødelokale
STUEETAGE

NB! Ruminddelingerne kan være ændret.


Kontor
45310

Appendix 2

Bilag 2

Ejendommen Industriparken II
Industriparken 22C

Budget for fællesudgifter 2010

Alle beløb er excl. moms

DRIFTSUDGIFTER:

	Budget år 2010 *)
Grundejerforeningen Industriparken:	
Snerydning	120.000
Serviceabonnementer	20.000
Andre udgifter vedr. service funktionær	25.000
Elektricitet, fælles	230.000
Administrationshonorar, grundejerforeningen	110.000
Revision	12.000
Vedligeholdelse af fælles tekniske anlæg og installationer	250.000
Vedligeholdelse af befæstede arealer	60.000
Vedligeholdelse af terrænbelægninger	150.000
Gartnerisk vedligeholdelse	450.000
Anden vedligeholdelse m.v.	100.000
Vedligeholdelse indvendige fællesarealer	150.000
Diverse udgifter	0
Finansielle poster, netto	-10.000
Andel opkrævet hos matr.nr. 18a og 18ds (NCC Property)	-200.000
I alt	1.467.000
Ejerforeningens andel 51999/60299 m2	1.265.071
Ejerforeningen Industriparken I-V:	
Kontingent grundejerforeningen jf. ovenstående	1.265.071
Forsikring	25.000
Administrationsudgifter	40.000
Revision	10.500
Diverse omkostninger	1.500
I alt	1.342.071
K/S Industriparken II:	
K/S Industriparken II's andel heraf 6048/25997	312.222
Ejendomsforsikringer	70.000
Iflg. Ejendomsskattebillet:	
Grundskyld	200.000
Dækningsafgift	250.000
Affaldsgebyr	30.000
I ALT EXCL. MOMS	862.222
Driftsudgifter pr. m2 / 6255 m2	138

VANDAFGIFTER:

Andel af ejerforeningens vandforbrug 6048/25997	
Skønnet vandforbrug - vandmålere opsættes	50.000
I alt	50.000
Driftsudgifter pr. m2 / 6255 m2	8

VARMEUDGIFTER:

Grundejerforeningen Industriparken:	
Varmemesterløn	330.000
Telefon varmemester	2.000
Reparation af varmeanlæg	42.000
Varmehonorar Coor Service	9.000
Varmeregnskabshonorar	35.000
Varmetab	250.000
I alt	668.000
K/S Industriparken II:	
K/S Industriparken II's andel heraf 6048/33183	121.751
Direkte varmeforbrug jf. målere (2008: 570,52 MWh)	350.000
Henlæggelser	150.000
I ALT EXCL. MOMS	621.751
Driftsudgifter pr. m2 / 6255 m2	99

*) Skøn af Dansk Financia A/S

Appendix 3

Pictures of the lease by the acquisition.

Appendix 4

Introduction

This guide is intended as a guide for tenants and landlords to enter into a lease on business premises. It is important to note that the guide cannot "stand alone", but should be read together with the text.

The guide was developed following consultation with the Property Federation Denmark, Jutland Homeowners' Associations, Tenants Organization Land, Commercial Land Tenants Organization, the Danish Commerce and Services and the Federation of Merchants.

Erhvervslejeloven is a law based on a high degree of contractual freedom. Contractual freedom means that the landlord and tenant - in addition to the amount of rent and regulation - should consider a number of questions. The tenancy period, the distribution of maintenance obligation, tenant's disposal right, compensation, etc. The rent should reflect what other terms you have negotiated.

At the same time it provides some freedom of contract requirements for both tenant and landlord to "be alert" when negotiating a lease on a commercial lease.

Below are the areas that must receive special attention at the conclusion of a commercial lease. Also describes its termination in brief.

Conclusion of lease

The parties should enter into a written lease, although this is not a requirement by law.

There are no special rules for the design of the lease. There is no requirement to use special forms or the like.

Housing and Urban Ministry cannot recommend that the parties use the standard form, known type form H, 1 Edition of 2 January 1996 on leases entered into under the new law, and has lifted this by an order, which comes into force simultaneously with vocational Rent Act.

Lease agreements entered into on 1 January 2000 or later are exempt from stamp duty.

It is only necessary to register a lease if agreed rights of the tenant that does not follow the law. The lease will by registration get the priority position that results from the agreement or land registration legislation.

Expenditure in excess of the rent (including utility charges) § 5

The provision places some requirements on the landlord about what information the landlord must give in the lease.

The landlord must, among other things, according to § 5, paragraph. 2 provide information on the types of expenses to be paid to the landlord out of rent. The landlord must also estimate the amount of each expense.

This disclosure applies under § 5, paragraph. 3 also for the costs included in consumption accounts excluding expenditure on fuel.

The effect of the landlord has not stated this in the lease, is that the landlord cannot recover the cost from the tenant, except in those cases where the tenant has not been disadvantaged by the lack of information, for example because the lessee otherwise has been told that the tenant must pay the expense.

Changes of the rent to market rent § 13

The provision deals with landlord and tenant's right to demand the rent increased or lowered every 4 years, so the rent is going to respond to what must be regarded as market rent for the leased premises.

This provision applies unless it is agreed that it would not apply. The parties may individually or mutually renounce the use of § 13. It can also be understood that the only parts of § 13 shall apply, for example if agreeing on a different regulatory process than the 4-year periods.

The parties will then decide whether the rent should be adjusted according to § 13 and / or otherwise. If § 13 be waived in whole or in part, this should be stated in the agreement for the avoidance of doubt.

After § 13 shall be given 3 months notice before the rent can be increased or decreased. § 13 paragraph. 8 contains some conditions which the warning must meet to be valid.

Agreement of amending the lease terms (termination, compensation, etc.) § 14

When you negotiate a commercial lease, you should consider whether the landlord should have the right to use § 14

Provision, contrary to § 13 only a right for the landlord.

The provision gives the landlord the right to demand rent modality changed every 8 years. The landlord's requirements may result in the modification of the amount of rent, but also all sorts of other changes to the tenancy.

§ 14 also gives the landlord the right to terminate the tenant to the end of the 8th year if the tenant and the landlord fails after a negotiation can agree on the terms that will apply in future.

The provision cannot be agreed in the so-called business protected tenancies, ie. tenancies where the tenant runs a business, the continued location of the property is of major importance and value of the company. Typically this will be shops and restaurants, but not always! What matters is whether the tenancy is protected occupation at the time of § 14 agreed.

It is also very important to consider whether the tenant must be compensated for his loss by a termination.

Under that provision, the tenant has the right to replace the losses that the tenant is suffering as a result of the termination, but the tenant can waive this right in different ways. For example, the amount of compensation agreed upon in advance, as may be agreed that the tenant does not need replacing.

You should be aware that an agreement to § 14 will affect the value of any disposal right because no one knows the future conditions of tenancy.

The landlord can also only use § 14, if agreed between the landlord and tenant, the landlord must have this option. It therefore requires the provision that there must be a written agreement on the application of § 14 For the Agreement is valid, it must be noted that the landlord has the right to terminate the tenant after the determination. It should also be stated in the agreement, that the tenant is entitled to compensation for termination.

If the tenant subsequently believe that § 14-Agreement is invalid, for example because it is not in the agreement that the landlord has the right to terminate the tenant, the tenant may bring an action for nullity of the contract.

A case concerning such procedural defects must be brought within 1 year after

the agreement.

The tenant may also sue for nullity of the contract if the tenant believes that the lease was commercial-only, because § 14-Agreement was concluded. For such a case applies to 1-year time limit does not.

The provision also contains a series of warning rules and time limit rules. One cannot agree on deadlines, providing tenant worse than these rules.

One should be aware that it has significant consequences, if you fail to comply with these rules.

Maintenance during the tenancy § 16

Under that provision, the landlord has the duty of all maintenance of the property and the rented premises.

It may be agreed that the tenant will take over maintenance obligation in whole or in part.

Tenant's alterations, installations and restoration § § 36-39 and § 75

The provisions involved, the alterations and installations, the tenant has the right to conduct on the premises.

The starting point is according to § 36, the tenant must have consent from the landlord to change the premises.

If the landlord after § 36 gives the tenant consent to to make a change, then the exit point is that the tenant shall not remove the change again when moving (restoration). The landlord may require restoration (§ 75 paragraph. 2).

If the tenant wants to remove the change, the tenant shall deliver the leased premises to the landlord in the same condition as when acquisition (§ 75 paragraph. 1).

According to § 37, the tenant has the right to make ordinary installations in its leases. This does not apply if the landlord can demonstrate that the property's electricity and drainage capacity is not sufficient. The tenant must notify the landlord in a reasonable time before installation occurs. This right cannot be waived in the lease.

According to § 39, the tenant is also entitled to display signs, showcases and kiosks, etc. the usual extent.

In both these cases is the starting point, that the tenant is not required to uninstall or plaque at his departure. If the tenant wants to remove the change, it also applies here, the tenant must deliver the leased premises to the landlord

in the same condition as at the acquisition (§ 75 paragraph. 1).

According to § 38, the tenant under paragraph. 1 have the right to make alterations that are customary for the tenant's business and can implement those after giving the landlord notice of conversion.

The landlord may oppose conversion if it would be detrimental to property or the other tenants.

The provision applies if the parties have not agreed otherwise in the lease.

Under paragraph. 2 The tenant is also entitled to make such installations and renovations necessary to meet the demands of a public authority. This right cannot be waived in the lease.

There is not even in this situation no requirement that the landlord must give consent, but the landlord must be able to some extent to determine, for example where the necessary installation will be placed.

The tenant must be aware that, unless otherwise agreed, that the tenant according to § 38 is required to remove the conversion or installation by lease termination. When the tenant leaves the lease, the leased premises must look like the time when the rental period began.

As mentioned, both in § 37, § § 38 and 39 talk about a right of the tenant, but in connection with a termination the tenant may only be compensated for the changes that have been conducted with the landlord's consent.

Renovation by moving § § 74

Unless otherwise agreed, the tenant must return the rented during the same maintenance as the takeover. This means that the tenant must pay for the renovation of portions of the lease, the tenant has maintenance obligation under the lease.

The provision may be waived by agreement, meaning that the parties to the lease may consider in what condition the leased premises shall be at the tenant's departure.

Disposal right § 55

One must at the conclusion of the lease be aware that it is agreed, that the tenant must have disposal right.

If you write nothing about it in the contract, the tenant has disposal right for lease. This means that the tenant has the right to have another tenant in the same industry to continue the tenancy on unchanged terms.

The landlord may oppose the tenant to waive the lease to another tenant, for example. If having a bad economy or no knowing of the industry that is operated in the leased premises.

Where the tenant has disposal right "within the same industry," the parties should clarify in the contract, what is meant by "same industry", for example. there can only be sold to a tenant who will use the leased premises for exactly the same purpose as the previous tenant.

It is important to consider whether the tenant should be able to waive the lease to a company.

Unless otherwise agreed, giving a disposal right it is tenant's right to cede to a limited company under certain conditions.

Landlord and tenant should be in their agreement to decide whether the tenant shall have such right to waive the lease to a limited company and if so under what conditions this can happen. When the landlord in such cases no longer has an agreement with a tenant who is personally liable for its obligations under the lease, it is important to consider the extent to which the tenant must provide security for the fulfillment of the landlord's claim against the company. It is also important to decide what to apply for the transfer of shares / shares.

Industry Protection

The law provides no protection against the landlord rents of other rooms in the property to a similar business as lessee or even operate a competing business in the same industry. It is therefore up to the parties to agree that if they want to apply this protection to the tenant.

Termination and replacement Chapter 11

The rules of termination chapter applies, even if not agreed. Act system of termination from the landlord's side can only be waived in favor of the tenant.

The tenant is generally protected from termination. The exception is the termination reasons that stand in § 61 and the special provision in § 14 on the landlord's right to demand rent conditions changed.

Landlord and tenant may agree that the tenancy shall be irrevocable for a period, after which it continues to act normal termination conditions, see below. One can also agree that the tenancy should be timed.

Tenant's termination

The tenant may, at § 60 terminate the lease without any specific reason.

Are there agreed tenure of the tenant's side, the tenant may not terminate the

lease of non-termination period.

Is the lease timed, the tenant can after § 63 only terminate the lease if it is agreed with the landlord that termination can occur during the tenancy.

The notice period is after § 64 3 months, 1 month for garages, sheds and the like, unless notice shorter or longer agreed with the landlord.

They say up to the first in a month.

Lessor's termination

The landlord may, at § 61, except for termination by § 14, only terminate the lease, when an act of special termination reasons exist.

The landlord may terminate tenancy for garages, sheds and similar and so-called establishment tenancies without reason.

Act termination reasons are:

First When the landlord himself will use the premises. A termination for this reason must be reasonable based on an assessment of their mutual relationship.

Second When the demolition or conversion of the property means that the premises must be vacated. Landlord shall simultaneously with the termination offer the tenant to rent space, similar to those terminated, if after rebuilding or remodeling occurs rent of premises.

Third When the rules of proper conduct are breached by the tenant's side. It is immaterial whether the conduct would be exercised by the tenant himself, his staff or others, the tenant has granted access to the premises.

4th When substantial grounds also make it particularly urgent for the landlord to be released from the tenancy.

Are there agreed tenure of the landlord's side, the landlord may only terminate on the grounds that the rules of proper conduct are breached (or terminate after § 14 if it is agreed that this provision will apply).

Is the lease timed, the landlord may after § 63 only terminate the lease if it is agreed with the tenant that termination can occur during the tenancy. Termination requires always that common law termination conditions, including the requirement for a ground for termination are met (or that it was agreed that § 14 shall apply).

Especially for business protected tenancies

A business tenant can be protected, apart from breach of good conduct, and terminated only if the termination is reasonable based on an assessment of both parties' relationship. Furthermore, it applies that a business protected tenant cannot be terminated on the grounds if the landlord himself will use the premises as if this happens in order to do business in the same industry as the tenant.

Notice periods

The notice period is after § 64 3 months, 1 month for garages, sheds and the like, and 1 year of termination on the grounds that the landlord himself will use the premises. There may be agreed further notice from the landlord's side, but not less foreboding.

They terminate to the first in a month. Upon termination on the grounds that the landlord himself will use the premises as they terminate at the agreed moving day.

Damages

Tenants in all types of tenancy - except garages, stables, etc. and so-called establishment tenancies - has after § 66 right of compensation to recoup the losses that the tenant is suffering as a result of termination. Excluded are cases where termination occurs because of the tenant's default.

For non-commercial protected tenancy, a tenant shall waive compensation in different ways. For example. can the amount of compensation agreed upon, as may be agreed that the tenant does not need replacing.

Dispute Processing § 77

The premise is that a dispute such as the amount of rent has to be decided by housing law.

You should be aware that you can contract arbitration. This means that a dispute instead be settled by arbitration.

One can agree that all disputes or specific types of disputes to arbitration.

The advantage of arbitration is that the dispute will usually be resolved quickly. In contrast, arbitration is often more expensive, and an arbitration decision cannot be appealed. It is important that an agreement on arbitration is ready, so there is doubt whether it really is what the parties want.

Unfair contracts § 7

If, for example a difference in power between the parties has led to an unfair

agreement, the housing court / tribunal can override such an agreement completely or partially